Exhibit 4.2

AMENDMENT NO. 6 TO

SHAREHOLDER RIGHTS AGREEMENT

This Amendment No. 6 to Shareholder Rights Agreement (the “Amendment”), dated as of June 3, 2016, by and between NeuroMetrix, Inc., a Delaware corporation (the “Company”), and American Stock Transfer & Trust Company, LLC (the “Rights Agent”), amends that certain Shareholder Rights Agreement, dated as of March 7, 2007, as amended as of September 8, 2009, June 5, 2013, June 25, 2014, May 28, 2015 and December 29, 2015 between the Company and the Rights Agent (as so amended, the “Rights Agreement”).

WHEREAS, the Company and the Rights Agent are parties to the Rights Agreement; and

WHEREAS, the Company desires to enter into a Securities Purchase Agreement with the purchasers identified on the signature pages thereto (the “Purchasers”) under which the Company will issue and sell up to 21,300 shares of Series D convertible preferred stock, par value $0.001 per share, of the Company and warrants to purchase up to 11,800,554 shares of common stock, par value $0.0001 per share (the “Common Stock”), of the Company; and

WHEREAS, pursuant to Section 27 of the Rights Agreement, the Company and the Rights Agent may from time to time supplement or amend the Rights Agreement subject to the terms of the Rights Agreement; and

WHEREAS, the Board of Directors of the Company has determined that an amendment to the Rights Agreement as set forth herein is necessary and desirable in connection with the foregoing and the Company and the Rights Agent desire to evidence such amendment in writing.

NOW, THEREFORE, in consideration of these premises and mutual agreements set forth herein, the parties agree as follows:

1.           Amendment of Section 1. Section 1 of the Rights Agreement, “Certain Definitions” is supplemented to add the following definitions in the appropriate locations:

“2016 Securities Purchase Agreement” shall mean the Securities Purchase Agreement, dated June 2, 2016, by and among the Company and the Purchasers.

“Purchasers” shall mean the purchasers identified on the signature pages to the 2016 Securities Purchase Agreement.

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“2016 Transactions” shall mean the issuance of (x) 21,300 shares of Preferred Stock, and (y) the 2016 Warrants, each pursuant to the 2016 Securities Purchase Agreement, and the exercise of the Warrants in accordance with their terms.

“2016 Warrants” shall mean the warrants to purchase 11,800,554 shares of Common Stock pursuant to the 2016 Securities Purchase Agreement.

2.           Amendment of the definition of “Acquiring Person”. The definition of “Acquiring Person” in Section 1 of the Rights Agreement is amended by adding the following sentence at the end thereof:

“Notwithstanding anything in this Rights Agreement to the contrary, neither the Purchasers nor any of their Affiliates or Associates shall be deemed to be an Acquiring Person solely as a result of (i) the execution of the 2016 Securities Purchase Agreement or the 2016 Warrants or (ii) the consummation of the 2016 Transactions or any other transaction contemplated by the 2016 Securities Purchase Agreement or the 2016 Warrants.”

3.           Amendment of the definition of “Section 11(a)(ii) Event”. The definition of “Section 11(a)(ii) Event” in Section 1 of the Rights Agreement is amended by adding the following sentence at the end thereof:

“Notwithstanding anything in this Rights Agreement to the contrary, a Section 11(a)(ii) Event shall not be deemed to have occurred solely as a result of (i) the execution of the 2016 Securities Purchase Agreement or the 2016 Warrants or (ii) the consummation of the 2016 Transactions or any other transaction contemplated by the 2016 Securities Purchase Agreement or the 2016 Warrants.”

4.           Amendment of the definition of “Stock Acquisition Date”. The definition of “Stock Acquisition Date” in Section 1 of the Rights Agreement is amended by adding the following sentence at the end thereof:

“Notwithstanding anything in this Rights Agreement to the contrary, a Stock Acquisition Date shall not be deemed to have occurred solely as a result of (i) the execution of the 2016 Securities Purchase Agreement or the 2016 Warrants or (ii) the consummation of the 2016 Transactions or any other transaction contemplated by the 2016 Securities Purchase Agreement or the 2016 Warrants.”

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5.           Amendment to Section 30. Section 30 of the Rights Agreement is amended by adding the following sentence at the end thereof:

“Nothing in this Agreement shall be construed to give any holder of Rights or any other Person any legal or equitable rights, remedies or claims under this Agreement by virtue of (i) the execution of the 2016 Securities Purchase Agreement or the 2016 Warrants or (ii) the consummation of the 2016 Transactions or any other transaction contemplated by the 2016 Securities Purchase Agreement or the 2016 Warrants.”

6.           Ratification. The parties hereby ratify and confirm in all respects the Agreement, as amended by this Amendment.

7.           Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

8.           Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

9.           Descriptive Headings. Descriptive headings of the several Sections of this Amendment are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

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IN WITNESS WHEREOF, the parties have entered into this Amendment No. 6 to Shareholder Rights Agreement as of the date first stated above.

NEUROMETRIX, INC.

By:	/s/ Thomas T. Higgins
Name:	Thomas T. Higgins
Title:	Senior Vice President, Chief Financial Officer, Treasurer and Principal Accounting Officer

AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC

By:	/s/ Jennifer Donavan
Name:	Jennifer Donavan
Title:	Senior Vice President

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